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[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12


                            MAXXAM INC.
        (Name of Registrant as Specified in Its Charter)


       AS YOU SOW FOUNDATION, JILL RATNER, THOMAS W. LITTLE
           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

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                          Rose Foundation
                       As You Sow Foundation
                     6008 College Ave, Ste. 10
                        Oakland, CA   94618
                          (510) 658-0702

                     A MESSAGE TO MAXXAM INC.
                     COMMON STOCK SHAREHOLDERS
                            May 5, 1997

<Accompanying photo with text "You Are Here" cannot be reprinted>





Dear MAXXAM, INC. Shareholder:
     We write to ask you to VOTE FOR TWO PROPOSALS ON THE BLUE
CARD AT MAXXAM INC.'s May 22nd, 1997 Annual Meeting of
Shareholders. Proposal # 1 is a slate of independent common stock Directors. Proposal # 2 urges the Company to become a willing seller of its troubled Headwaters Forest area properties.

                     COMMON STOCK HOLDERS NEED
                   STRONG INDEPENDENT DIRECTORS
                       VOTE FOR PROPOSAL #1
              THE INDEPENDENT COMMON STOCK DIRECTORS

     We believe that common stock shareholders could be receiving getter returns on their MAXXAM Inc. investment. MAXXAM INC. posted a $7.3 million loss in 1992, over $600 million in losses in 1993, and over $122 million in losses in 1994. Although MAXXAM INC. posted net income of $57.5 million in 1995 and $22.9 million in 1996, in the final quarter, 1996, our Company lost money again -- $5.1 million in just 3 months.

     In a lawsuit seeking damages in excess of $250 million from MAXXAM president and CEO Charles Hurwitz, the FDIC alleges that Mr. Hurwitz engaged in a "pattern of deceptive financial reporting and balance sheet manipulation." (FDIC v. Hurwitz, filed August 2, 1995 in the U.S. District Court, Texas).

     While no determination as to the merits of the litigation has been made, and the final judgment will be determined by a court of law, our Company faces additional $100s of millions, possibly billions, in potential liability in two other legal actions based on MAXXAM and CEO Charles Hurwitz' alleged role in the failure of the savings and loan, United Savings Association of Texas. The federal Office of Thrift Supervision has filed at least $500 million dollars in claims. A related false claims suit has also been filed with potential exposure of $4 billion.

     Last month, Mr. Hurwitz was found by a Delaware court to have engaged in self-dealing in connection with loans that were unfair to our Company. Although actual damages have not yet been awarded, the plaintiffs -- MAXXAM INC. shareholders -- are seeking $27 million. (In re: MAXXAM Inc./Federated Development Shareholders Litigation: Delaware Court of Chancery, 1997)

     Common shareholders need strong Board representation to protect our investment. Under the provisions of MAXXAM INC.'s Certificate of Incorporation, two of our Directors are elected by common stock holders only. Both Judge Newsom and Mr. Baum are committed to protecting the interests of MAXXAM INC. common stockholders.

            VOTE FOR OUR INDEPENDENT DIRECTOR NOMINEES

WILLIAM A. NEWSOM is a retired Associate Justice of the California Court of Appeal. He is also trust administrator of the Gordon Getty Family Trust, a trustee of Ronald Family Trust A, and a director of the Conservation Corporation, Johannesburg,
South Africa.   He holds MA and JD degrees from Stanford U.

RICHARD D. BAUM is President and Chief Executive Officer of Care West Insurance Co., and Trustee of the San Francisco Culinary, Bartenders and Service Employees Pension Trust Fund. He has served as Chief Deputy Insurance Commissioner for the State of California; Trustee of Executive Life Insurance Co.; and Senior V.P. for Administration of Amfac, Inc. He holds an M.A. from the State University of New York at Albany and a J.D. from Geo. Washington U.

                 COMMON STOCKHOLDERS CAN VOTE FOR
         THESE INDEPENDENT DIRECTORS ONLY ON THE BLUE CARD

                       VOTE FOR PROPOSAL #2:
                    THE WILLING SELLER PROPOSAL

     RESOLVED: The shareholders request that MAXXAM become a "willing seller" of its Headwaters Forest properties, seeking to sell or trade all Company properties within the 60,000 acre Headwaters Forest area in northern California, to a government agency or conservation organization, for appropriate consideration, which may include relief from potential financial liabilities related to pending litigation (sometimes called debt-for-nature), in a manner consistent with sound tax planning.

                  COMMON STOCK HOLDERS DON'T NEED
                      THE HEADWATERS PROBLEM

     MAXXAM INC. purchased approximately 200,000 acres of redwood timber holdings in Northern California 10 years ago. For the past decade, some of these timberlands have been a source of expensive litigation, regulatory scrutiny, and negative public relations. We believe the Headwaters Forest controversy can waste Company resources, depress stock values, reduce access to credit, and threaten MAXXAM INC.'s long-term success.

     On February 10, 1996, the California Public Employee Retirement System, MAXXAM INC.'s second largest institutional investor with 318,400 shares, warned management not to log the company's old-growth holdings or it would risk being "perceived as a pariah (in the market), unable to easily raise new capital when needed."

     Our proposal asks management to consider the sale of the six groves and surrounding areas which have been the focal point of all the problems. These Headwaters Forest area holdings consist of less than 1/3 of our total timberlands in Northern California. Under this proposal, our company could still conduct commercial timber operations on the remaining 70%.

     Why should MAXXAM sell these Headwaters Forest properties? Over the past decade, MAXXAM INC.'s Headwaters Forest area holdings have triggered 14 lawsuits, countless protests and a recent boycott of old-growth redwood lumber. In 1995, logging operations in one of Headwaters Forest area's six old-growth groves were blocked by federal court order -- costing $1,110,344 in plaintiffs' attorneys' fees above and beyond fees paid directly by MAXXAM INC. and its subsidiary, Pacific Lumber. Although the Company persisted in litigating this costly case all the way to the U.S. Supreme Court, the injunction still stands -- rendering commercial value of this prime grove highly uncertain.

     In September, 1996, MAXXAM INC. entered into (but has not yet consummated) an agreement with the federal government and State of California to sell 5,625 acres of the Headwaters Forest area. We support this limited deal as a first step. But the deal provides no assurances of regulatory approval to log the balance of our Company's holdings. The deal will not stop the parade of environmental lawsuits, nor does it address the potential savings and loan liabilities which are the focus of $750 million in federal government claims against our Company and CEO Charles Hurwitz, and an additional $1.6 billion in private claims filed in federal court.

     Despite this provisional agreement, the Company's credit rating has deteriorated. On October 24, 1996, Standard and Poor's lowered its rating on certain MAXXAM bonds further below investment grade from B+ to B, citing obstacles facing the pending government land swap for part of the Headwaters Forest area in their rationale.

     We recognize that even if this proposal is adopted, there can be no assurance that a purchaser will be willing to acquire the Headwaters Forest area. Nonetheless, in our view, MAXXAM can settle all of its potential financial liabilities in the pending savings and loan-related cases by transferring portions of the Headwaters Forest area to the government agencies asserting the claims. Some people call this a debt-for-nature settlement. No government agency has agreed to this type of settlement, and there can be no assurance that they will in the future. However, the FDIC has said publicly that it would be willing to consider a debt-for-nature settlement of its $250 million in claims. While the Company could lose the ability to realize logging income from these properties, we believe that the risk of an adverse judgment outweighs these concerns. We believe a debt-for-nature settlement is in the shareholders' best interest, as it could resolve hundreds of millions, if not billions of dollars in potential liabilities facing MAXXAM INC.

                   VOTE FOR PROPOSALS #1 and #2.

     VOTE THE BLUE PROXY CARD TO PROTECT THE VALUE OF YOUR SHARES. The BLUE card is the only card where you can cast your vote for the independent common stock directors! AND REMEMBER, ONLY YOUR LATEST DATED PROXY COUNTS.
     We hope to contact you soon to request your support and answer any question you might have about our proposals. Of course, please feel free to call us at (510) 658-0702. Thank you for your consideration.

Sincerely,


/s/ Conrad MacKerron /s/Jill Ratner /s/Thomas W. Little
Conrad MacKerron     Jill Ratner    Thomas W. Little
Executive Director   President      Executive Director
As You Sow           Rose Foundation for Communities and
Foundation           the Environment


The following may be deemed to be participants in this solicitation: As You Sow Foundation, owner of 100 shares of Maxxam Inc. common stock, the Rose Foundation for Communities and the Environment, which does not own any Maxxam Inc. stock, and Jill Ratner and Thomas W. Little, president and executive director, respectively, of the Rose Foundation, who own 50 shares of Maxxam Inc. stock as tenants in common.


                    For Additional Information
        Please do not hesitate to call our Proxy Solicitor
             Garland Associates, Inc.,@ (800) 455-6034
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